EXHIBIT 99.1

Oritani Financial Corp. Announces a Share Repurchase Program for 10% of Its Outstanding Shares

TOWNSHIP OF WASHINGTON, N.J., June 22, 2011 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (Nasdaq:ORIT) (the "Company"), the holding company for Oritani Bank (the "Bank"), today announced that its Board of Directors has authorized the repurchase of up to 10% of its outstanding shares of common stock, or 5,624,506 shares. The program is eligible to commence on June 27, 2011.

"We are pleased to announce our requisite waiting period is nearly over and we will soon be able to initiate our first repurchase program as a fully public company," said Kevin J. Lynch, Chairman, President and Chief Executive Officer. "We are committed to delivering shareholder value and view repurchases as an important tool in achieving this goal."

The Company will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 22 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400